Consent of Independent Registered Public Accounting Firm
The Board of Directors
Noble Energy, Inc.:
We consent to the use of our reports dated February 10, 2011, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.
/s/ KPMG LLP
Houston, Texas
November 7, 2011